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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

              Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



          Date of Report (date earliest event reported) May 21, 1996


                       Public Service Company of Colorado
               (Exact name of registrant as specified in charter)


                                    Colorado
                         (State or other jurisdiction of
                         incorporation or organization)


            1-3280                                           84-0296600
       (Commission File                                     (IRS Employer
             No.)                                        Identification No.)


 1225 17th Street, Denver, Colorado                             80202
(Address of principal executive offices)                     (Zip Code)


Registrant's Telephone Number, including area code: (303) 571-7511

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Item 5.     Other Information

      In April 1992, the Company acquired interests in the two generating units at the Hayden Steam Electric Generating Station located near Hayden, Colorado. The Company is the operator of the Hayden station and owns an undivided interest in each of the two generating units at the station which in total average approximately 53%.

      On August 18, 1993, a conservation organization filed a complaint in the U.S. District Court for the District of Colorado ("U. S. District Court") pursuant to Section 304 of the Federal Clean Air Act, against the Company and the other joint owners of the Hayden station. The plaintiff alleged that: 1) the station exceeded the 20% opacity limitations in excess of 19,000 six minute intervals during the period extending from the last quarter of 1988 through mid-1993 based on the data and reports obtained from the station's continuous opacity monitors ("COMs"), which measure average emission stream opacity in six minute intervals on a continuous basis, 2) the station was operated for over two weeks in late 1992 without a functioning electrostatic precipitator which constituted a modification of the station without the requisite permit from the Colorado Department of Public Health and Environment ("CDPHE"), and 3) the owners failed to operate the station in a manner consistent with good air pollution control practices. The complaint sought, among other things, civil monetary penalties and injunctive relief. The joint owners of the station contested all of these claims and contended that there were no violations of the opacity limitation.

      Discovery was completed and oral arguments on summary judgment motions were heard in mid-May 1995. On July 21, 1995, the U.S. District Court entered partial summary judgment on liability issues in favor of the plaintiff in regards to the claims described in items 1) and 3) above and denied the plaintiff's motion in regards to the claims described in item 2) above. On July 31, 1995, the joint owners filed a petition for an interlocutory appeal with the 10th Circuit Court of Appeals. On August 21, 1995, the joint owners' petition for permission to appeal was denied. Subsequent to the denial of the joint owners' petition, the U.S. District Court dismissed the plaintiffs' claims described in item 2) above.

      Additionally, the Company had received and responded to a request from the EPA for information related to the plant and, on January 18, 1996, the EPA issued a notice of violation stating that the plant had exceeded the 20% opacity limitations in excess of 10,000 additional six-minute intervals during the period extending from mid-1993 to mid-1995.

      On May 21, 1996, the Company and the other joint owners of the Hayden station reached an agreement in principle with the conservation organization, the CDPHE and the EPA which provides for a complete and final release of all civil claims for the violations alleged in the complaints filed by the conservation organization, the EPA and the CDPHE through the date of the agreement and further addresses future environmental compliance requirements and issues. The primary provisions of the agreement, subject to certain final approvals by the EPA, the State of Colorado, the Department of Justice and the
U. S. District Court, include: 1) the installation of pollution control equipment on both generating units to reduce future particulate (opacity), sulfur dioxide ("SO2") and nitrogen oxide ("NOx") emissions to be completed during 1998 and 1999 or conversion of the facility to natural gas as a primary fuel supply, 2) a payment of $2 million to be paid to the U. S. Treasury, 3) a contribution of $2 million to a "Land Trust Fund" to be used for the purchase of land and/or conservation easements in the Yampa Valley to protect and enhance the air quality in the region, 4) a contribution of $250,000 to be used for the conversion of vehicles and/or wood burning appliances to natural gas in the Yampa Valley, and 5) stipulated future penalties for failure to comply with the terms of the agreement, including specific provisions related to meeting construction deadlines associated with the installation of additional pollution control equipment and complying with particulate, SO2 and NOx emissions limitations. Additionally, the joint owners have agreed that these limitations will be determined using data from the continuous emissions monitors installed on each generating unit. The Company will be responsible for approximately 53% of the costs described above in items 2 - 4 and, in anticipation of such settlement, the Company made adequate provision for such amounts in the first quarter of 1996.

      The joint owners have begun planning efforts for the installation of additional pollution control equipment and have up to six months from the date of the agreement to decide whether to pursue conversion of the Hayden station's primary fuel source from coal to natural gas. Assuming coal remains the primary fuel source, the joint owners estimate that the cost of installing pollution control equipment capable of reducing the emissions to the levels required under the agreement, consisting of fabric filter dust collectors, lime spray dryers

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and low NOx burners on both units, is approximately  $120-$130 million, with the
Company's portion totaling approximately $60-$70 million. At December 31, 1995, the Company included approximately $46 million in its five year construction estimates for certain additional pollution control equipment at the Hayden station. While the alternative of natural gas as a primary fuel source would eliminate the need for certain additional pollution control equipment, it would require the construction of a natural gas pipeline to the generating facility as well as certain boiler changes. In general, assuming natural gas is the primary fuel source, the initial capital investment in additional pollution control equipment may be less; however, it is expected that the on-going cost of operating the facility would be higher.

      The Company believes that, consistent with historical regulatory treatment, any costs for pollution control equipment to comply with pollution control regulations would be recovered from its customers. However, no assurance can be given that this practice will continue in the future.


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                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          PUBLIC SERVICE COMPANY OF COLORADO


                                          By:      /s/ R. C. Kelly
                                                    R. C. Kelly
                                          Senior Vice President, Finance,
                                       Treasurer and Chief Financial Officer

Dated:  May 22, 1996



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